Exhibit 10.226

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT of Lease (this “Amendment”) is made and entered into this 14th day of December, 2004, by and between GREENWAY PROPERTIES, INC. (f.k.a. Western Center Properties, Inc.) (“Landlord”) and PPD DEVELOPMENT, LP (successor in interest to PPD Development, LLC) (“Tenant”).

W I T N E S S E T H:

WHEREAS, the Tenant, through its predecessor in interest, entered into a lease dated April, 30, 2001, as amended on August 15, 2001, August 25, 2003, March 22, 2004 and May 17, 2004 of certain space located at 8551 Research Way, Middleton, Wisconsin (the lease, as so amended and as amended by this Amendment is referred to as the “Lease”) in a building known as the Greenway Research Center (“Building”); and

WHEREAS, the Landlord is the current owner of the real estate which is the subject matter of the Lease; and

WHEREAS, the parties desire to amend the Lease as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Expansion Space - Tenant agrees to lease additional space in the Building consisting of approximately 32,934 rentable square feet, as shown on the attached Exhibit A (“Expansion Space”). As used in this Lease, rentable square feet shall mean the rentable area attributable to the Expansion Space measured in accordance with the Standard Method For Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996. This Expansion Space shall be considered part of Tenant’s Premises and subject to all terms contained in the Lease effective January 1, 2005 (the “Expansion Space Commencement Date”).

2. Hazardous Substances/Environmental Testing. Except as set forth herein, Tenant agrees to comply with the provisions of the Lease in Section 8.4 regarding Hazardous Substances as defined therein. Landlord agrees to provide up to $5,300.00 towards Tenant’s environmental assessment (as described herein, the “Assessment”) performed, at its expense within fifteen (15) days following the Expansion Space Commencement Date in accordance with all applicable federal and state laws. The nature, scope and schedule of the Assessment shall be agreed upon by the parties in writing. At Landlord’s expense, any adverse conditions identified in the Assessment or any subsequent assessment performed by Tenant within thirty (30) days following the Expansion Space Commencement Date at its expense shall be remediated in accordance with all applicable law and with appropriate methodology to bring the Expansion Space into compliance with all such laws. Landlord shall use its best efforts to complete such remediation by the Expansion Space Commencement Date. If Landlord is unable to complete such remediation for any portion of the Expansion Space within thirty (30) days following the Expansion Space Commencement Date (the “Unavailable Portion”), then until such remediation has been completed: (a) Tenant shall not occupy the Unavailable Portion; and (b) base rent for the Expansion Space shall be abated in the proportion that the rentable area of the Unavailable Portion bears to the rentable area of the Expansion Space.

Notwithstanding the foregoing, or anything to the contrary elsewhere in this Lease or in Section 8.4 of the Lease, Tenant shall not be responsible or liable for any adverse conditions caused by the presence of any Hazardous Substances in the Expansion Space which existed prior to the Expansion Space Commencement Date, except to the extent such presence was caused by Tenant, its agents, employees or invitees. In addition, as between Landlord and Tenant, the Landlord shall not be responsible or liable for any adverse conditions known or unknown which occur during the Lease which are not caused by the Landlord, its agents, employees and invitees during the Lease.

3. Indemnification - Tenant shall indemnify and hold harmless, Landlord and its respective employees, consultants, and vendors for any acts relating to Tenant’s alterations and improvements or activities within the Expansion Space and any breach of the Lease except for those claims resulting from the willful misconduct or gross negligence on the part of Landlord.

Landlord shall indemnify and hold harmless Tenant and its respective employees, consultants and vendors, from any and all acts relating to environmental activities conducted on the Expansion Space prior to Tenant’s occupancy and any and all expenses, including but not limited to reasonable attorney’s fees, loss, claims or liability for injury to person or property occasioned by Landlord’s breach of this Lease or Landlord’s negligence or willful misconduct.

4. Expansion Space Base Rent - Beginning with the Expansion Space Commencement Date, in addition to rent otherwise payable under the Lease, Tenant shall pay base rent for the Expansion Space in the amount of Fifteen Dollars and Sixty-five Cents ($15.65) per rentable square foot of the Expansion Space per year. Beginning on January 1, 2006, and continuing annually thereafter, the base rent shall increase three percent (3%) per year.

5. Triple Net Expense Reimbursement - Effective as of the Expansion Space Commencement Date, Section 4.5 is amended to provide that Tenant’s prorated share of the Greenway Research Center shall be Thirty-five and 7/l0ths Percent (35.7%), based upon the square footage of the Expansion Space as expanded pursuant to this Amendment consisting of 68,048 square feet, and the square footage of the Building being 190,549 square feet. Tenant’s Phase IV Generator Prorated Share shall be increased to Forty-seven and 4/10ths Percent (47.4%) (25,531/53,834).

6. Utilities - Beginning with the effective date of this Amendment, Tenant shall pay for all utilities consumed in the Expansion Space. The cost of any such utilities which are not separately metered for the Expansion Space shall be billed back to Tenant from Landlord according to Tenant’s proportionate share of the former Powderject Facility. Tenant’s proportionate share is 92.2% (Expansion Space rentable square feet divided by former Powderject Facility total square feet 32,934/35,718).

7. Existing Improvements - The Expansion Space contains improvements consisting of modular clean rooms and laboratories and their supporting mechanicals, including but not limited to HVAC equipment, air and vacuum compressors, and electrical controls (“Existing mprovements”). Landlord represents that; the Existing Improvements are in good, fully functional condition, subject to normal wear and tear. Tenant shall, at its own cost and expense, keep, maintain, repair and/or replace the Existing Improvements in the Expansion Space in good condition and in accordance with manufacturer’s recommendations. Tenant shall provide Landlord with all applicable maintenance records. Landlord shall have the right to enter the Expansion Space for the purpose of inspecting the same and the Existing Improvements. At the end of the Lease Term, Tenant shall return the Expansion Space, with the Existing Improvements in good, fully functional condition, subject to normal wear and tear.

8. Insurance - Landlord shall at all times during the term of this Lease keep the Existing Improvement which are now or hereafter a part of the Expansion Space insured against loss or damage by fire and hazards in an amount equal to the full replacement value thereof. Tenant shall reimburse Landlord for the payment of the insurance premiums related thereto. Tenant shall be responsible for carrying personal property insurance sufficient to cover the loss of all personal property on the Premises. Landlord shall not be liable for any damage to or loss of property on equipment Tenant has installed on the Premises. Tenant shall also provide evidence of worker’s compensation insurance as required by law.

9. Tenant Improvements - Tenant accepts the Expansion Space in “as is” condition subject to the removal of Powderject Vaccines’ business furniture and fixtures. However, Landlord at its sole cost and expense shall physically demise the Vivarium from the Expansion Space. Demising shall consist of the constructing demising walls and, if necessary, the installation of doors for fire exiting purposes in two locations: 1) north end of the 2nd floor north/south corridor; and 2) west end of the 2nd floor east/west corridor (see Exhibit B).

10. Common Area - In conjunction with the demising of the Vivarium from the Expansion Space, Tenant and Landlord acknowledge that approximately 2,364 square feet of common area will be created consisting of mechanical rooms 218 and 221, a portion of the 2nd floor east/west corridor and the north stairwell (136). Tenant’s proportionate share of this common area is 92.2%. Tenant shall be responsible for maintaining, repairing, and/or replacing all equipment located in these common area mechanical rooms that fully serves and partially serves the Expansion Space. Tenant shall bill Landlord for Landlord’s proportionate share of the costs to maintain, repair and/or replace equipment that serves both the Expansion Space and the Vivarium. Landlord shall be responsible for maintaining all equipment that serves only the Vivarium. Landlord shall diligently complete the demising of the Vivarium without undue interruption of Tenant’s occupancy of the Premises. Tenant acknowledges that such demising may occur after the Expansion Space Commencement Date.

11. Backup Generator - Prior to the Expansion Space Commencement Date, Landlord will provide evidence that the backup generation system has been recently serviced and is in good working order. Landlord shall invoice Tenant for its proportionate share of any and all obligations for backup generation in the Expansion Space. Tenant’s proportionate share is 92.2% as determined in Paragraph 6 of this Amendment.

12. Early Lease Termination - Effective January 1, 2005, Landlord agrees to an early lease termination with regard to the following spaces collectively referred to as the “Relinquished Space” (as indicated on Exhibit C):

a)	Laboratory/cleanrooms - approximately 3,138 rentable square feet as contained in the Third Amendment to Lease Agreement.

b)	Office space - approximately 5,471 square feet as contained in the Third Amendment to Lease Agreement.

c)	Laboratory/Clean rooms - approximately 3,511 rentable square feet as contained in the Fourth Amendment to Lease Agreement.

Tenant shall surrender the Relinquished Space on January 1, 2005 in accordance with the terms of the Lease, except that the Laboratory Equipment as identified in the Fourth Amendment to Lease Agreement shall remain in the Relinquished Space and shall remain the property of Landlord. Tenant shall continue to be responsible for all rent, expenses, terms and conditions arising under the Lease related to the Relinquished Space accruing through January 1, 2005.

13. Facility Operations Manuals and Drawings - Upon receipt from Powderject Vaccines, Landlord shall transfer to Tenant all of operations manuals, drawings, and all other related documentation, relating to the leasehold improvements including but not limited manuals for Heating, Ventilation and Air-Conditioning systems (HVAC), fume hoods, water treatment systems, security systems, compressors and vacuum pumps, etc. Landlord shall also provide Tenant with a facilities instruction allowance of up to a $7,500.00 that Tenant may use to receive any facility related instructions from PowderMed’s consultants including but not limited to the operation of the HVAC, water treatment, and security systems within the Expansion Space.

14. Full Force and Effect: Miscellaneous - Except as specifically amended herein, the Lease is hereby ratified and affirmed and shall remain in full force and effect. Capitalized definitional terms used, but not defined, herein shall have the same meanings as are given to such terms in the Lease. Each party acknowledges that the other party is not in default under this Lease nor does either party know of any circumstance that, with the giving of notice, would result in the other party being in default under this Lease.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

LANDLORD:		TENANT:

GREENWAY PROPERTIES, INC.		PPD DEVELOPMENT, LP

(f.k.a. Western Center Properties, Inc.) a Wisconsin Corporation		BY:	PPD GP, LLC, its General Partner

By:	/s/ Timothy Carey	By:	/s/ Fred B. Davenport, Jr.
	Timothy Carey		Fred B. Davenport, JR
	President		President

EXHIBIT A - EXPANSION SPACE

Exhibit B-1 Expansion Space

First Floor

Exhibit B-2 Expansion Space

Second Floor

EXHIBIT C – RELINQUISHED SPACE